Issuer Free Writing Prospectus
Filed by ProLogis
Pursuant to Rule 433 Under the Securities Act of 1933
Registration Statement on Form S-3; File No. 333-157818
Dated April 8, 2009
~ Joint-Bookrun Add-On Pricing ~
ProLogis
(PLD / NYSE)
152,000,000 Common Share Add-On Offering (100% Primary)
~ Upsized from 115,000,000 Shares ~
Greenshoe (15%): 22,800,000 Common Shares (100% Primary)
Price: $6.60
Last Sale (4/7/09): $6.82
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Common Shares to be Outstanding after this Offering:
419,787,827 (442,587,827 if overallotment option is exercised in full)
Dilutive Effect:
Based on the issuance of common shares in this offering, the receipt of the expected net offering proceeds and the use of those proceeds, ProLogis expects this offering to have a dilutive effect of approximately $0.48 to $0.50 per share and $0.25 to $0.27 per share on its previously announced expected funds from operations per share and earnings per share, respectively, for full-year 2009.
*****
Trade Date: 4/8/09
Settlement Date (T+3): 4/14/09
CUSIP: 743410102
*****
Joint-Bookrunners: Merrill Lynch & Co., Citi & Deutsche Bank Securities

Senior Co-Managers: ABN AMRO, Barclays Capital, J.P.Morgan, Morgan Stanley, UBS Investment Bank
Co-Managers: Calyon Securities (USA) Inc., Daiwa Securities America Inc., ING Wholesale and Scotia
Capital
~ ProLogis is a provider of distribution facilities, which are owned, managed or under development for industrial, manufacturers, retailers, transportation companies ~
THE ISSUER HAS FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS) WITH THE SEC FOR THE OFFERING TO WHICH THIS COMMUNICATION RELATES. BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS IN THAT REGISTRATION STATEMENT AND OTHER DOCUMENTS THE ISSUER HAS FILED WITH THE SEC FOR MORE COMPLETE INFORMATION ABOUT THE ISSUER AND THIS OFFERING. YOU MAY GET THESE DOCUMENTS FOR FREE BY VISITING EDGAR ON THE SEC WEB SITE AT WWW.SEC.GOV. ALTERNATIVELY, THE ISSUER, ANY UNDERWRITER OR ANY DEALER PARTICIPATING IN THE OFFERING WILL ARRANGE TO SEND TO YOU THE PROSPECTUS IF YOU REQUEST IT BY CALLING MERRILL LYNCH & CO. TOLL FREE 1-866-500-5408, CITI TOLL FREE AT (800) 831-9146 OR DEUTSCHE BANK SECURITIES TOLL FREE AT (800) 503-4611.
This announcement and any offer if made subsequently is directed only at persons in member states of the European Economic Area who are “qualified investors” within the meaning of Article 2(1)(e) of the Prospectus Directive (Directive 2003/71/EC) (“Qualified Investors”). Any person in the EEA who acquires the securities in any offer (an “investor”) or to whom any offer of the securities is made will be deemed to have represented and agreed that it is a Qualified Investor. Any investor will also be deemed to have represented and agreed that any securities acquired by it in the offer have not been acquired on behalf of persons in the EEA other than Qualified Investors or persons in the UK and other member states (where equivalent legislation exists) for whom the investor has authority to make decisions on a wholly discretionary basis, nor have the securities been acquired with a view to their offer or resale in the EEA to persons where this would result in a requirement for publication by the company, Merrill Lynch International (“MLI”) or any other manager of a prospectus pursuant to Article 3 of the Prospectus Directive. The company, MLI and their affiliates, and others will rely upon the truth and accuracy of the foregoing representations and agreements.
ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND
SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT
OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.